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                                                                 EXHIBIT 99.1

 [ILEX LOGO]



                                                            NEWS
                                                            RELEASE

FOR IMMEDIATE RELEASE


CONTACT:  Jill Scoggins                      Ann Stevens
          Director of Public Relations       Director of Investor Relations
          210-391-5592, 949-8687             210-949-8230
          jscoggins@ilexonc.com              astevens@ilexonc.com



                ILEX ONCOLOGY ACQUIRES SWISS-BASED SYMPHAR S.A.


SAN ANTONIO, Texas (Feb. 13, 2001) - ILEX Oncology, Inc. (Nasdaq: ILXO) announced today that it has acquired Symphar S.A. of Geneva, Switzerland, for $30 million in equal amounts of cash and ILEX Oncology common stock.

Symphar, a discovery company, is combining a targeted medicinal chemistry platform with its biology expertise in regulating the gene expression by modulating the activity of certain nuclear receptors (such as the Farnesoid X Receptor or FXR) known to be important in controlling a variety of cellular functions including apoptosis and lipid and calcium metabolism. Symphar's scientific approach has led to a number of drug candidates in cancer, cardiovascular disease, bone disease and neurological disorders.

"This acquisition does several things for us," said Richard Love, President and CEO of ILEX Oncology. "It gives us complete ownership of the compound we are co-developing, APOMINE(TM), and access to follow-on compounds in bone metastasis. In addition, it allows us to combine our research capabilities with one of the most experienced groups in the world in phosphonate/bisphosphonate chemistry and biology. Drugs belonging to the phosphonate/bisphosphonate class have demonstrated to be of both significant medical and commercial importance."

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ILEX ACQUIRES SYMPHAR S.A.--PAGE 2

"The Symphar research program, combined with our angiogenesis research efforts, give us a strong strategic capability for translating research leads into clinical drug development programs," Ze'ev Shaked, Ph.D., president of ILEX Products, Inc., said. "Symphar has built a significant intellectual property position over its 23-year history, with over 150 issued patents and pending patent applications in the U.S. and abroad in oncology, lipid metabolism and bone anabolism. We intend to seek partners in developing those compounds for therapeutic areas outside of the oncology field."

ILEX and Symphar have enjoyed a collaborative arrangement since 1998 for the development of APOMINE, a novel orally available bisphosphonate ester that has demonstrated promising antitumor activity. Under this collaboration, ILEX had a 30 percent interest in APOMINE.

ILEX and Symphar are currently conducting a Phase II trial of APOMINE in prostate cancer and plan to initiate a number of additional Phase II trials in prostate cancer, lung cancer, breast cancer, melanoma and leukemia in 2001. In Phase I trials, APOMINE was well tolerated and has demonstrated antitumor activity in heavily pretreated cancer patients. In non-clinical studies, APOMINE also appears to both increase bone mass and to decrease bone resorption, activities which could be important for treating and preventing bone disease. In addition to the discovery of APOMINE, Symphar's ongoing scientific contribution has been beneficial to the clinical development of the compound, Love said.

Symphar has about 30 employees, all of whom will remain based in Geneva. Symphar will become ILEX Research-Europe, S.A. Symphar Director of Research and Development Craig Bentzen, Ph.D., will become Vice President, Research-Europe.

"The success of our joint effort in developing APOMINE led us to believe that ILEX was the right company for us to join," Bentzen said. "Our partnership has given us the opportunity to witness firsthand the depth and breadth of ILEX Oncology's clinical development capabilities. We see this acquisition as significantly increasing our ability to move our research into the clinic much more rapidly."


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ILEX ACQUIRES SYMPHAR S.A.-PAGE 3


ABOUT ILEX
ILEX Oncology Inc. is a drug development company focused predominantly on the accelerated development of drugs for the treatment and prevention of cancer. The company does this in two ways: by advancing a diversified portfolio of anticancer drugs through its ILEX Products subsidiary and by offering drug development services on a contract basis to pharmaceutical and biotech companies through its ILEX Oncology Services subsidiary. These complementary businesses draw from the company's core relationships with international oncology experts, strategic alliances providing unparalleled access to patient recruitment for clinical trials, and simultaneous European and U.S. drug development and approval capabilities. Further information about ILEX can be found on the company's web site at www.ilexonc.com.

Certain statements contained herein are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the early stage of APOMINE and ILEX's other compounds under development; the ability of ILEX to combine its disparate research capabilities and develop its research into clinical drug development programs; risks in technology and product development; failure to successfully complete clinical trials; failure to receive market clearance from regulatory agencies; dependence on third parties and partners and those risks described in ILEX's Form S-3 filed March 8, 2000, as amended (Commission file No. 333-32000), and ILEX's Annual Report on Form 10-K for the year ended Dec. 31, 1999, and in other filings made by ILEX with the SEC. ILEX disclaims any obligation to update these forward-looking statements.



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